NORFOLK SOUTHERN CORPORATION
EXECUTIVE MANAGEMENT INCENTIVE PLAN
AS AMENDED MAY 14, 2015

Section I.    PURPOSE OF THE PLAN

It is the purpose of the Norfolk Southern Corporation Executive Management Incentive Plan (“Plan”) to enhance increased profitability for Norfolk Southern Corporation (“Corporation”) by rewarding certain officers elected by the Board of Directors of Norfolk Southern Corporation and its affiliates with a bonus for collectively striving to attain and surpass financial objectives. The Corporation intends that the Plan comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”) and intends that compensation paid under the Plan qualify as performance-based compensation under Code Section 162(m). Notwithstanding the preceding sentence, the Corporation reserves the right to pay compensation under the Plan that does not qualify as performance-based compensation under Code Section 162(m), as circumstances may warrant.

Section II.    ADMINISTRATION OF THE PLAN

The Compensation Committee or any other committee of the Board of Directors of Norfolk Southern Corporation which is authorized to determine bonus awards under the Plan (“Committee”) shall administer and interpret this Plan and, from time to time, adopt such rules and regulations and make such recommendations to the Board of Directors concerning Plan changes as are deemed necessary to insure effective implementation of this Plan. It is intended that each member of the Committee qualify as an Outside Directors (as defined in Treasury Regulation § 1.162-27(e)(3)) and as an “independent director” under the rules of the New York Stock Exchange. No executive may simultaneously participate in more than one Norfolk Southern Corporation Incentive Group. An executive must reside in the United States or Canada in order to participate in the Plan.

Section III.     ESTABLISHMENT OF PERFORMANCE STANDARDS

Not later than the first 90 days of an incentive year, the Committee shall establish:

A.	The Incentive Groups for the incentive year, which Groups shall consist of Board-elected officers at the level of Vice President and above,

B.	The bonus level for each Incentive Group for the incentive year, and

C.
The performance standard or standards for the Corporation for the incentive year, the outcome of which must be substantially uncertain at the time the standard or standards are established. The performance standards shall be based on one or more, or any combination, of the following business criteria, selected by the Committee, which may be applied on a corporate, department or division level, which may be measured on an absolute or relative basis, or established as a measure of growth: earnings measures (including net income, earnings per share, income from continuing operations, income before income taxes, income from railway operations); return measures (including net income divided by total assets, return on shareholder equity, return on average invested capital); service measures (including connection performance, train performance, plan adherence); cash flow measures (including operating cash flow, free cash flow); productivity measures (including total operating expense per thousand gross ton miles or revenue ton miles, total operating revenue per employee, total operating expense per employee, gross ton miles or revenue ton miles per employee, carloads per employee, revenue ton miles per mile of road operated, total operating expense per carload, revenue ton miles per carload, gross ton miles or revenue ton miles per train hour, percent of loaded-to-total car miles, network performance); fair market value of shares of the Corporation's Common Stock; revenue measures; expense measures; operating ratio measures; customer satisfaction measures; working capital measures; cost control measures; economic value added measures; and safety measures. If the Committee establishes performance standards using more than one of the aforesaid business criteria, the Committee shall assign a weighting percentage to each business criterion or combination thereof; the sum of the weighting percentages shall equal 100%.

The Committee may establish performance standards solely with respect to the Corporation’s performance without regard to the performance of other Corporations or indices, or by comparison of the Corporation’s performance to the performance of a published or special index deemed applicable by the Committee including but not limited to, the Standard & Poor's 500 Stock Index or an index based on a group of comparative companies.

Section IV.    TYPE OF INCENTIVE BONUS

On or before a date which shall not be later than the date that is six months prior to the last day of the incentive year to which the performance standards established pursuant to Section III apply for any incentive bonus that is performance-based compensation, as defined in Code Section 409A, and which shall not be later than the last day of the year prior to the incentive year to which the performance standards established pursuant to Section III apply for any incentive bonus that is not performance-based compensation, as defined in Code Section 409A, each participant must elect to receive any incentive bonus which may be awarded to him or her for the incentive year either 100% cash or deferred in whole or in part. If the participant elects to receive 100% cash, the entire amount of the bonus for the incentive year shall be distributed to the participant, or to his or her estate in the event of the participant’s death, on or before March 1 of the year following the incentive year. If deferred in whole or in part, the amount deferred shall be allocated to the Norfolk Southern Corporation Executives’ Deferred Compensation Plan (and such deferrals will be governed by the provisions of that plan) on or before March 1 of the year following the incentive year and the remainder, if any, shall be distributed in cash to the participant, or to his or her estate in the event of the participant’s death, on or before March 2 of the year following the incentive year.

Failure on the part of the participant to elect a deferral by the date specified, either in whole or in part for the incentive year, shall be deemed to constitute an election by such participant to receive the entire incentive bonus for the incentive year as a cash bonus.

Section V.    BONUS AWARDS

At the end of the incentive year, the Committee shall certify in writing to what extent the performance standards established pursuant to Section III have been achieved during the incentive year and shall determine the Corporate Performance Factor based on such achievement. In determining the Corporate Performance Factor, special charges and restructuring charges, and unusual or infrequent accounting adjustments which are significant, and restatements or reclassifications, all as determined in accordance with Generally Accepted Accounting Principles, which would have the effect of reducing the Corporate Performance Factor shall be excluded, and which would have the effect of increasing the Corporate Performance Factor shall be included, unless the Committee shall determine otherwise. The Committee shall further have the discretion, in determining whether the Corporate Performance Factor has been achieved, to include or exclude the any of the following events: (a) litigation, claims, judgments, settlements or loss contingencies, (b) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, or (c) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Corporation.

Each participant shall be eligible to receive a bonus award equal to the product of the Corporate Performance Factor times the participant’s bonus level times the participant’s total salary paid during the incentive year. The Committee may review the performance of any of the Corporation’s Covered Employees, as defined in Code Section 162(m), and may, at its discretion, reduce the bonus award that is paid to any such Covered Employee. The Corporation’s chief executive officer may review the performance of any participant who is not a Covered Employee and may, at his discretion, reduce or increase the bonus award that is paid to any such participant, provided that any increase shall not exceed 25 percent of the amount calculated under the first sentence of this paragraph. The bonus award payable to a participant for an incentive year shall not exceed the lesser of: (1) three tenths of one percent (0.3%) of the Corporation’s income from railway operations for the incentive year; or (2) $10,000,000.

If the employment of a participant who is employed by Norfolk Southern Corporation or its affiliates during the incentive year terminates prior to the end of such year by reason of (1) death, or (2) normal retirement, early retirement or total disability under applicable Norfolk Southern Corporation plans and policies, then the phrase "total salary paid during the incentive year" means base salary paid to the participant during that portion of such year of employment prior to his or her termination and through the end of the calendar month or payroll period in which employment terminates but excludes any cash paid with respect to such participant's unused vacation. No incentive bonus for any incentive year shall be awarded or paid to any participant whose employment with Norfolk Southern Corporation and all its affiliates terminates before the end of such incentive year for a reason other than one of those specifically stated in the preceding sentence.

If a participant becomes eligible for the Plan during the year or becomes eligible for a different Incentive Group, then the amount of the award shall be adjusted proportionally to reflect such changes.

Section VI.    REIMBURSEMENT OF EXCESS BONUS TO CORPORATION

The Board of Directors may require reimbursement of all or any portion of an excess bonus paid under the Plan if (a) financial results are restated due to the material noncompliance of the Corporation with any financial reporting requirement under the securities laws, and (b) an excess bonus was distributed within the three-year period prior to the date the applicable restatement was disclosed. For this purpose, “excess bonus” means the positive difference, if any, between (i) the bonus paid to the participant and (ii) the bonus that would have been paid to the participant had the bonus been calculated on the correct Corporate Performance Factor using the restated financial results. The Corporation will not be required to award an additional bonus to a participant if a restated Corporate Performance Factor would result in a higher bonus payment.

Any bonus to a participant under this Plan is subject to reduction, forfeiture, or recoupment to the extent provided under Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or as may be provided under any other applicable law.

Section VII. NO GUARANTEE OF CONTINUANCE OF EMPLOYMENT

Nothing contained in this Plan or in any designation of a participant hereunder shall constitute or be deemed to constitute any evidence of an agreement or obligation on the part of Norfolk Southern Corporation or its affiliates to continue to employ any such participant for any period whatsoever.

Section VIII.    AMENDMENT TO AND TERMINATION OF PLAN

This Plan may be amended by written action of the chief executive officer of the Corporation to effect changes which are, in his or her sole judgment and discretion, ministerial, substantively administrative, or necessary to comply with statutory or other legally mandated requirements, and the implementation of which does not result in a material cost to the Corporation. All other amendments to this Plan shall be made by resolution duly adopted by the Board of Directors. This Plan may be amended in any manner or terminated at any time, except that no such amendment or termination shall deprive a participant of any rights hereunder theretofore legally accrued, and no such termination shall be effective for the year in which the Board of Directors adopts a resolution terminating this Plan.

Section IX.    FUNDING SOURCE

All amounts that are payable under this Plan shall be paid for from the general assets of the Corporation. There is no trust or other fund from which amounts under this Plan shall be paid.

Section X.    GOVERNING LAW

This Plan shall be construed, administered and enforced according to the laws of the Commonwealth of Virginia, to the extent not superseded by the Code or other federal law.

Section XI.    NON-ASSIGNABILITY OF BENEFITS

A participant’s right to receive a payment hereunder is not subject in any manner to anticipation, allocation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to accomplish any of these acts shall be void.

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